Exhibit 5.1

Validus Holdings, Ltd. 29 Richmond Road Pembroke HM 08 Bermuda	e-mail: erobinson@applebyglobal.com direct dial: Tel 441 298 3268 Fax 441 298 3374 your ref: appleby ref: ERM/cc/132329.9 26 January 2010
Dear Sirs
Validus Holdings, Ltd (the “Company”)
We have acted as special legal counsel in Bermuda to the Company and this opinion as to Bermuda law is addressed to you in connection with the filing by the Company with the U.S. Securities and Exchange Commission (the “SEC”) of the Prospectus Supplement (defined in the Schedule to this opinion), pursuant to the Registration Statement (as defined in the Schedule to this opinion) in relation to the issuance of an aggregate principal amount of US$250,000,000 8.875% Senior Notes due 2040 (the “Notes”) by the Company.
For the purposes of this opinion we have examined and relied upon the documents listed, and in some cases defined, in the Schedule to this opinion (the “Documents”).
Assumptions
In stating our opinion we have assumed:
(a)	the authenticity, accuracy and completeness of all Documents examined by us, submitted to us as originals and the conformity to authentic original documents of all Documents submitted to us as certified, conformed, notarised, faxed or photostatic copies;

Validus Holdings, Ltd.
26 January 2010
(b)	that each of the Documents which was received by electronic means is complete, intact and in conformity with the transmission as sent;

(c)	the genuineness of all signatures on the Documents;

(d)	that the records which were the subject of the Company Search were complete and accurate at the time of such search and disclosed all information which is material for the purposes of this opinion and such information has not since the date of the Company Search been materially altered;

(e)	that the records which were the subject of the Litigation Search were complete and accurate at the time of such search and disclosed all information which is material for the purposes of this opinion and such information has not since the date of the Litigation Search been materially altered; and

(f)	that the Resolutions are in full force and effect, have not been rescinded, either in whole or in part, and accurately record the resolutions passed by the Board of Directors of the Company in a meeting which was duly convened and at which a duly constituted quorum was present and voting throughout and that there is no matter affecting the authority of the Directors of the Company to issue or reserve the Notes for issue, not disclosed by the Company’s Constitutional Documents or by Bermuda law or the Resolutions, which would have any adverse implication in relation to the opinions expressed herein.
Opinion
Based upon and subject to the foregoing and subject to the reservations set out below and to any matters not disclosed to us, we are of the opinion that:
(1)	The Company is an exempted company incorporated with limited liability and existing under the laws of Bermuda. The Company possesses the capacity to sue and be sued in its own name and is in good standing under the laws of Bermuda.

(2)	When issued pursuant to the Resolutions and the Prospectus Supplement and delivered against payment therefor in the circumstances referred to or

Validus Holdings, Ltd.
26 January 2010
summarised in the Prospectus Supplement and the Registration Statement, the Notes will constitute valid and binding obligations of the Company in accordance with the terms thereof.
Reservations
We have the following reservations:
(a)	We express no opinion as to any law other than Bermuda law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except Bermuda. This opinion is limited to Bermuda law as applied by the Courts of Bermuda at the date hereof.

(b)	Searches of the Register of Companies at the office of the Registrar of Companies and of the Supreme Court Causes Book at the Registry of the Supreme Court are not conclusive and it should be noted that the Register of Companies and the Supreme Court Causes Book do not reveal:
(i)	details of matters which have been lodged for filing or registration which as a matter of best practice of the Registrar of Companies or the Registry of the Supreme Court would have or should have been disclosed on the public file, the Causes Book or the Judgment Book, as the case may be, but for whatever reason have not actually been filed or registered or are not disclosed or which, notwithstanding filing or registration, at the date and time the search is concluded are for whatever reason not disclosed or do not appear on the public file, the Causes Book or Judgment Book;

(ii)	details of matters which should have been lodged for filing or registration at the Registrar of Companies or the Registry of the Supreme Court but have not been lodged for filing or registration at the date the search is concluded;

(iii)	whether an application to the Supreme Court for a winding-up petition or for the appointment of a receiver or manager has been prepared but

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26 January 2010
not yet been presented or has been presented but does not appear in the Causes Book at the date and time the search is concluded;

(iv)	whether any arbitration or administrative proceedings are pending or whether any proceedings are threatened, or whether any arbitrator has been appointed; or

(v)	whether a receiver or manager has been appointed privately pursuant to the provisions of a debenture or other security, unless notice of the fact has been entered in the Register of Charges in accordance with the provisions of the Act.
(c)	In order to issue this opinion we have carried out the Company Search as referred to in the Schedule to this opinion and have not enquired as to whether there has been any change since the date of such search.

(d)	In order to issue this opinion we have carried out the Litigation Search as referred to in the Schedule to this opinion and have not enquired as to whether there has been any change since the date of such search.

(e)	In paragraph (1) above, the term “good standing” means that the Company has received a Certificate of Compliance from the Registrar of Companies.
Disclosure
This opinion is addressed to you in connection with the filing of the Prospectus Supplement with the U.S. Securities and Exchange Commission. We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statetment and to the references to Appleby’s name in the Prospectus Supplement forming part of the Registration Statement. In giving this consent, we do not admit we are in the category of persons whose consent is required under section 7 of the Securities Act.
Further, this opinion speaks as of its date and is strictly limited to the maters stated herein and we assume no obligation to review or update this opinion if applicable law or the existing facts or circumstances should change.

Validus Holdings, Ltd.
26 January 2010
This opinion is governed by and is to be construed in accordance with Bermuda law. It is given on the basis that it will not give rise to any legal proceedings with respect thereto in any jurisdiction other than Bermuda.

Yours faithfully
/s/ Appleby

Appleby

Validus Holdings, Ltd.
26 January 2010
SCHEDULE
1.	The entries and filings shown in respect of the Company on the files of the Company maintained in the Register of Companies at the office of the Registrar of Companies in Hamilton, Bermuda, as revealed by a search conducted on 19 January 2010 (the “Company Search”).

2.	The entries and filings shown in respect of the Company in the Supreme Court Causes Book maintained at the Registry of the Supreme Court in Hamilton, Bermuda, as revealed by a search conducted on 19 January 2010 in respect of the Company (the “Litigation Search”).

3.	Certified copies of the Certificate of Incorporation, Memorandum of Association, and Bye-laws of the Company adopted 24 July 2007 (collectively referred to as the “Constitutional Documents”).

4.	A certified copy of the Minutes of the Meeting of the Board of Directors of the Company held on 7 May 2008, certified copy of the Minutes of the Meeting of the Finance Committee of the Board of Directors held on 15 December 2009 and certified copy of the Minutes of the Meeting of the Finance Committee of the Board of Directors held on 14 January 2010 (the “Resolutions”).

5.	A Certificate of Compliance dated 18 January 2010 issued by the Registrar of Companies in respect of the Company.

6.	Copy of the Registration Statement as Form S-3 (File No. 333-152856) filed with the SEC and dated 7 August 2008 (the “Registration Statement”).

7.	Copy of the Preliminary Prospectus Supplement filed with the SEC and dated 20 January 2010 (the “Prospectus Supplement”).